Exhibit 1.4

January 17, 2025

Security Bank, s.b.

510 East Monroe Street

Springfield, IL 62701

Attn: Stephan P. Antonacci, President & CEO

Re: Amendment to Engagement Letter

Dear Paul:

This letter amends the letter agreement dated as of September 5, 2024 (the “Agreement”), by and between Security Bank, s.b., (the “Company”) and Performance Trust Capital Partners, LLC (“PTCP”) (the “Amendment”). Each capitalized term used but not otherwise defined in herein has the meaning ascribed to it in the Agreement. All other terms of the Agreement remain in full force and effect.

PTCP and the Company hereby agree to amend the Agreement as follows:

1.

The first paragraph under the heading “Costs and Expenses” shall be amended by increasing the maximum dollar amount of out-of-pocket expenses for which PTCP will be reimbursed for legal fees and expenses to One Hundred and Fifty Thousand Dollars ($150,000), of which One Hundred Nineteen Thousand Four Hundred Thirty-Four Dollars ($119,434) has already been reimbursed.

IN WITNESS WHEREOF, the parties hereto have executed this letter as of the day and year first above written.

Security Bank, s.b.		Performance Trust Capital Partners, LLC

By:	/s/ Stephan P. Antonacci	By:	/s/ Lee Burrows
Name:	Stephan P. Antonacci	Name:	Lee Burrows
Title:	President & CEO	Title:	Vice Chairman of Investment Banking